Exhibit 99.20

Section D

THE GOVERNEMENT’S DETAILED FINANCIAL FRAMEWORK

Introduction				D.3

1.	Change in consolidated revenue and expenditure			D.5

	1.1	Change in the budgetary balance		D.5
	1.2	Change in consolidated revenue		D.7
		1.2.1	Own-source revenue excluding government enterprises	D.8
		1.2.2	Revenue from government enterprises	D.12
		1.2.3	Revenues from federal transfers	D.15
	1.3	Change in consolidated expenditure		D.17
		1.3.1	Mission expenditures	D.18
		1.3.2	Debt service	D.20

2.	Consolidated revenue and expenditure by departmental portfolio			D.23

	2.1	Consolidated revenue by portfolio		D.23
	2.2	Consolidated expenditure by portfolio		D.27

3.	Financial framework by sector			D.31

	3.1	General Fund		D.34
	3.2	Special funds		D.35
	3.3	Specified purpose accounts		D.39
	3.4	Non-budget-funded bodies		D.40
	3.5	Health and social services and education networks		D.43
	3.6	Tax-funded expenditures		D.45

4.	Net financial requirements			D.47

APPENDIX 1: Sensitivity analysis of economic variables				D.51

APPENDIX 2: Allocation of revenue from consumption taxes				D.57

APPENDIX 3: Detailed consolidated financial framework				D.61

APPENDIX 4: List of entities by portfolio				D.69

D.1

INTRODUCTION

This section of the Québec Economic Plan presents the government’s detailed financial framework for 2016-2017 to 2018-2019.1

The information provided concerns:

—	the detailed change in consolidated revenue and expenditure, as well as adjustments made since Budget 2016-2017;

—	the forecast for revenue and expenditure by departmental portfolio;

—

the change in the financial framework for each of the reporting entity’s sectoral components, particularly the General Fund, special funds, specified purpose accounts, non-budget-funded bodies and the health and social services and education networks;

—	the government’s non-budgetary transactions and net financial requirements.

The five-year financial framework, that is, the government’s financial forecasts up to 2021-2022, is presented in Section A of this document.

Change in and new information on the presentation of information

Adjustment of the Budget 2016-2017 forecast

The Budget 2016-2017 forecast has been adjusted to take into account the elimination of the Fund to Finance Health and Social Services Institutions (FINESSS).

–	In addition, General Fund spending has been adjusted upward to take into account the expenditures of FINESSS.

Forecast for consolidated revenue and expenditure by portfolio

In the March 2015 Québec Economic Plan, the government indicated that it intended to gradually implement presentation of consolidated budget forecasts by departmental portfolio.

The March 2017 Québec Economic Plan is thus an opportunity for the government to present, for the first time, consolidated budget forecasts by portfolio.

Fiscal year 2017-2018 alone has been published for this initial presentation. However, the information will be added to gradually over the coming years by incorporating, in particular, the change in revenue and expenditure by portfolio.

____________________________________

1	Throughout this section, the budgetary data for 2016-2017 and subsequent years are forecasts.

The Government’s Detailed
Financial Framework	D.3

1.	CHANGE IN CONSOLIDATED REVENU AND EXPENDITURE

1.1	Change in the budgetary balance

The Québec Economic Plan presents a financial framework that achieves a balanced budget with an anticipated surplus of $250 million for 2016-2017 and keeps the budget balanced thereafter. On the whole, growth of spending will be kept at a pace compatible with that of revenue.

—	In 2016-2017, due to the reduction of the tax burden, consolidated revenue grew by 2.3%. Consolidated expenditure, for its part, grew by 3.7%.

—	In 2017-2018, consolidated revenue is expected to grow by 3.7% and consolidated expenditure by 3.6%.

The government will continue to make deposits of dedicated revenues in the Generations Fund. Deposits will total $2.0 billion in 2016-2017 and $2.5 billion in 2017-2018.

TABLE D.1

Change in the summary financial framework
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Own-source revenue	82 386	–418	81 968	84 279	87 004
% change	2.6		0.9	2.8	3.2
Federal transfers	20 180	318	20 498	22 029	22 221
% change	5.7		8.4	7.5	0.9
Consolidated revenue	102 566	–100	102 466	106 308	109 225
% change	3.2		2.3	3.7	2.7
Mission expenditures	–89 720	–667	–90 387	–93 852	–96 533
% change	2.4		4.5	3.8	2.9
Debt service	–10 418	731	–9 687	–9 868	–9 758
% change	3.6		–3.2	1.9	–1.1
Consolidated expenditure	–100 138	64	–100 074	–103 720	–106 291
% change	2.5		3.7	3.6	2.5
Contingency reserve	–400	300	–100	–100	–100
SURPLUS (DEFICIT)	2 028	264	2 292	2 488	2 834
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 028	–14	–2 042	–2 488	–2 834
BUDGETARY BALANCE(1)	—	250	250	—	—

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

The Government’s Detailed
Financial Framework	D.5

[ ]	Adjustments for 2016-2017 to the financial framework since Budget 2016-2017

Overall, the adjustments to the financial framework since Budget 2016-2017 achieve a budgetary surplus of $250 million.

More precisely, adjustments related to the economic situation improve the budgetary balance by $0.9 billion, while other adjustments lead to a $0.6 -billion deterioration in the budgetary balance.

—	The adjustments related to the economic situation stem from a $162-million improvement in consolidated revenue and a $716-million reduction in debt service.

—

The other adjustments stem mainly from the measures implemented to reduce the tax burden and support different sectors of Québec’s economy, as well as the use of $300 million from the contingency reserve.

TABLE D.2

Adjustments for 2016-2017 to the financial framework since Budget 2016-2017
(millions of dollars)

	2016-2017
	Adjustments
	related to the	Other(1)
	economy	adjustments(1)	Total
BUDGETARY BALANCE(2) – BUDGET 2016-2017			—
Consolidated revenue
Own-source revenue excluding government enterprises
General Fund	462	–511	–49
Consolidated entities	–447	175	–272
Government enterprises	109	–206	–97
Own-source revenue	124	–542	–418
Federal transfers	38	280	318
Total consolidated revenue	162	–262	–100
Consolidated expenditure
Mission expenditures
Program spending	—	–56	–56
Consolidated entities	—	–611	–611
Debt service	716	15	731
Total consolidated expenditure	716	–652	64
Contingency reserve	—	300	300
Deposits of dedicated revenues in the Generations Fund	—	–14	–14
TOTAL	878	–628	250
BUDGETARY BALANCE(2) – BUDGET 2017-2018			250

(1)	Includes the actions of the Québec Economic Plan.
(2)	Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2017-2018
D.6	Economic Plan

1.2	Change in consolidated revenue

This section presents the updated consolidated revenue of the government and the change in this revenue for 2016-2017 to 2018-2019.

Consolidated revenue will total $102.5 billion in 2016-2017, that is, $82.0 billion in own-source revenue and $20.5 billion in revenue from federal transfers.

—	Consolidated revenue is adjusted downward by $100 million compared with the forecast in Budget 2016-2017.

Revenue is expected to grow by 2.3% in 2016-2017, 3.7% in 2017-2018 and 2.7% in 2018-2019.

TABLE D.3

Change in consolidated revenue
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Own-source revenue excluding government enterprises	77 536	–321	77 215	79 799	82 602
% change	2.9		1.3	3.3	3.5
Government enterprises	4 850	–97	4 753	4 480	4 402
% change	–2.2		–5.2	–5.7	–1.7
Own-source revenue	82 386	–418	81 968	84 279	87 004
% change	2.6		0.9	2.8	3.2
Federal transfers	20 180	318	20 498	22 029	22 221
% change	5.7		8.4	7.5	0.9
TOTAL	102 566	–100	102 466	106 308	109 225
% change	3.2		2.3	3.7	2.7

The Government’s Detailed
Financial Framework	D.7

1.2.1	Own-source revenue excluding government enterprises

Own-source revenue excluding government enterprises consists chiefly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. How it changes is closely tied to economic activity in Québec and to changes in the tax systems.

Own-source revenue excluding government enterprises also includes revenue from other sources, that is, duties and permits and miscellaneous revenue, such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Most own-source revenue excluding government enterprises is deposited in the General Fund to finance the government’s missions. The remainder of this revenue is paid, in particular, into special funds (for funding specific programs) and the Generations Fund (for reducing the debt), as well as to non-budget-funded bodies and the health and social services and education networks (for funding their activities).

[ ]	Adjustments for 2016-2017

For fiscal 2016-2017, own-source revenue excluding government enterprises will total $77.2 billion, which represents an increase of 1.3% compared to the revenue observed for fiscal 2015-2016.

Compared with the forecast in Budget 2016-2017, own-source revenue excluding government enterprises is adjusted downward by $321 million, which represents a downward adjustment of 0.4% in forecast revenue.

•	Tax revenue

Revenue from personal income tax is adjusted upward by $47 million for fiscal 2016-2017 compared with the forecast in Budget 2016-2017. This adjustment reflects essentially the recurrence of the higher level of tax payable for 2015 and the upward adjustment in wages and salaries, which are offset, however, by lower-than-expected withholdings at source since the beginning of the fiscal year.

Contributions for health services are adjusted downward by $441 million for 2016-2017. This adjustment reflects the higher-than-anticipated level of wages and salaries in 2016. However, this adjustment is more than offset by the refund of the health contribution paid in 2016 and its complete elimination as of January 1, 2017, representing $494 million.

Budget 2017-2018
D.8	Economic Plan

TABLE D.4

Change in own-source revenue excluding government enterprises
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Tax revenue
Personal income tax	29 639	47	29 686	30 569	31 868
% change	4.1		3.2	3.0	4.2
Contributions for health services	6 463	–441	6 022	6 036	6 143
% change	–0.5		–9.0	0.2	1.8
Corporate taxes	6 565	325	6 890	7 227	7 484
% change	2.5		–1.8	4.9	3.6
School property tax	2 135	29	2 164	2 257	2 327
% change	5.0		3.5	4.3	3.1
Consumption taxes	18 906	282	19 188	19 681	20 077
% change	2.7		3.5	2.6	2.0
Other revenue
Duties and permits	3 763	–435	3 328	3 710	3 822
% change	–0.5		–13.1	11.5	3.0
Miscellaneous revenue	10 065	–128	9 937	10 319	10 881
% change	2.9		5.8	3.8	5.4
TOTAL	77 536	–321	77 215	79 799	82 602
% change	2.9		1.3	3.3	3.5

Revenue from corporate taxes is adjusted upward by $325 million for fiscal 2016-2017. This adjustment reflects an increase in tax revenues that is in keeping with the favourable results observed in late 2015-2016, offset by lower growth of the net operating surplus of corporations in 2016 compared with the forecast in Budget 2016-2017.

The school property tax is adjusted upward by $29 million in 2016-2017. This adjustment is explained by the collection of additional school property tax related to higher-than-expected property values owing in particular to the construction of new immovables spurred by the vitality of the real estate market. It is also explained by higher-than-anticipated payments in lieu of taxes in respect of immovables owned by the federal and provincial governments.

Revenue from consumption taxes is adjusted upward by $282 million in 2016-2017. This adjustment arises mainly from the Québec sales tax owing to the recurrence of higher-than-expected results in 2015-2016 and tax revenue monitoring, particularly by residential construction, which was more favourable than anticipated in Budget 2016-2017.

The Government’s Detailed
Financial Framework	D.9

•	Other revenue

Revenue from duties and permits is adjusted downward by $435 million in 2016-2017, reflecting essentially the lower-than-expected revenue collected under Québec’s cap-and-trade system for greenhouse gas emission allowances.

In addition, miscellaneous revenue is adjusted downward by $128 million, owing in particular to the fact that interest income and revenue from fines, forfeitures and recoveries are lower than anticipated.

[ ]	Outlook for 2017-2018 and 2018-2019

Own-source revenue excluding government enterprises will grow by 3.3% in 2017-2018 and 3.5% in 2018-2019. This growth reflects essentially the economic activity forecast for those years.

•	Tax revenue

Personal income tax, the government’s largest revenue source, will increase by 3.0% in 2017-2018 and 4.2% in 2018-2019, settling at $30.6 billion and $31.9 billion, respectively.

—	This change reflects, in particular, the growth of household income, indexation of the personal income tax system and the progressive nature of the tax system.

—	It also takes into account the measures announced in this budget, including the general tax reduction as of 2017.

—	It also reflects the contribution of pension income to the growth of income subject to tax, particularly income from private pension plans.

Contributions for health services will increase by 0.2% in 2017-2018 and 1.8% in 2018-2019, settling at $6 billion and $6.1 billion, respectively. This change reflects the fact that wages and salaries are expected to grow by 3.4% in 2017 and 3.2% in 2018. It also takes into account the impact of the reduction of the tax burden on individuals and SMBs.

—

This change reflects, in particular, the complete elimination of the health contribution as of January 1, 2017 and the reduction of the Health Services Fund contribution rate announced for Québec SMBs in previous budgets.

Revenue from corporate taxes will grow by 4.9% in 2017-2018 and 3.6% in 2018-2019, to $7.2 billion and $7.5 billion, respectively.

—	This change reflects essentially the projected growth of the net operating surplus of corporations, established at 5.2% in 2017 and 2018.

Budget 2017-2018
D.10	Economic Plan

The growth of 4.3% and 3.1% in revenue from the school property tax in 2017-2018 and 2018-2019, respectively, can be attributed mainly to the increase in the number of students, the anticipated increase in the cost of certain services funded by the school property tax and, to a lesser extent, the anticipated rise in property values on the territory of certain school boards.

—	The lower growth in 2018-2019 is explained chiefly by the more limited increase in the school population compared to that observed in 2017-2018.

Revenue from consumption taxes is expected to increase by 2.6% in 2017-2018 and 2.0% in 2018-2019, to $19.7 billion and $20.1 billion, respectively.

—	This growth reflects primarily robust household consumption (excluding food and rent) of 3.7% in 2017 and 3.1% in 2018.

—	The growth in revenue from consumption taxes is offset, however, by weak growth in revenue from the specific tax on alcoholic beverages and a slight decrease in the specific tax on tobacco products.

—	In addition, the gradual elimination of restrictions on input tax refunds for large businesses, as of January 1, 2018, puts downward pressure on the growth of consumption tax revenue.

•	Other revenue

Revenue from duties and permits will grow by 11.5% in 2017-2018 and 3.0% in 2018-2019. This change is explained primarily by the increase in anticipated revenue under Québec’s cap-and-trade system for greenhouse gas emission allowances.

Miscellaneous revenue will rise by 3.8% in 2017-2018 and 5.4% in 2018-2019. This growth stems mainly from the investment income of the Generations Fund and the anticipated revenue of special funds, non-budget-funded bodies and the health and social services and education networks.

The Government’s Detailed
Financial Framework	D.11

1.2.2	Revenue from government enterprises

[ ]	Adjustments for 2016-2017

For 2016-2017, revenue from government enterprises is adjusted downward by $97 million, to $4.8 billion.

This adjustment can be attributed to the reduced results outlook for Hydro-Québec, due to the taking into account of the adjustment of the accounting impact related to the application of International Financial Reporting Standards (IFRS). This adjustment is offset in part by an increase in the results of Loto-Québec, the Société des alcools du Québec and Investissement Québec.

[ ]	Outlook for 2017-2018 and 2018-2019

Revenue from government enterprises will stand at $4.5 billion in 2017-2018 and $4.4 billion in 2018-2019.

—

In 2017-2018, a decrease of 5.7% in revenue from government enterprises is chiefly attributable to the results of Hydro-Québec, which will decline owing in particular to the taking into account of the adjustment of the accounting impact related to the application of IFRS standards and the impact of the commissioning of electricity generation facilities.

—	In 2018-2019, anticipated revenue will fall by 1.7% owing to the decrease in the results of Loto-Québec and other government enterprises.

TABLE D.5

Change in revenue from government enterprises
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Hydro-Québec	2 600	–200	2 400	2 150	2 225
Loto-Québec	1 147	8	1 155	1 142	1 120
Société des alcools du Québec	1 070	8	1 078	1 089	1 100
Other(1)	33	87	120	99	–43
TOTAL	4 850	–97	4 753	4 480	4 402
% change	–2.2		–5.2	–5.7	–1.7

(1)

Includes the forecast for other government enterprises, in particular Investissement Québec, and the impact of the Electricity Discount Program for Consumers Billed at Rate L, amounting to $14 million in 2016-2017, $68 million in 2017-2018 and $123 million in 2018-2019.

Budget 2017-2018
D.12	Economic Plan

Hydro-Québec’s financial outlook

Doubling Hydro-Québec’s revenue by 2030 in order to increase its profits

In its Strategic Plan 2016-2020, Hydro-Québec set itself the objective of laying the groundwork to double its revenue by 2030. This state-owned enterprise is seeking to increase its profits and thus contribute more to Québec’s economy.

Increasing electricity exports through long-term agreements is one of the growth avenues being developed. Hydro-Québec has a long-standing business relationship with its partners that neighbour Québec and have set ambitious targets for reducing greenhouse gas emissions. The clean energy produced in Québec is part of the solution to the major energy challenges in North America, and Hydro-Québec already exports large amounts of renewable energy.

The acquisition of assets and equity stakes outside Québec provides Hydro-Québec with an opportunity to draw on its world-renowned expertise in the production of hydroelectric power and in high-voltage transmission. Hydro-Québec will set itself apart by being an investor that contributes to the global energy transition, as well as an experienced operator whose innovative technologies will be at the service of its partners. Its investments will be made through a wholly-owned subsidiary, Hydro-Québec International inc. (HQI).

Accounting standards applicable to Hydro-Québec

Since January 1, 2015, Hydro-Québec has determined its financial results using United States generally accepted accounting principles (U.S. GAAP). Since the publication of Public Accounts 2014-2015, Hydro-Québec’s results have undergone an accounting adjustment in order to consolidate them with those of the government using International Financial Reporting Standards (IFRS).

For 2016-2017, revenue from Hydro-Québec is forecast at $2 750 million before taking into account the $350-million accounting impact related to the application of IFRS standards.

For 2017-2018 and 2018-2019, the accounting impact will amount to $425 million.

Change in revenue from Hydro-Québec
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Net results (U.S. GAAP)(1)	2 750	—	2 750	2 575	2 650

Accounting adjustment to IFRS standards	–150	–200	–350	–425	–425

NET RESULTS IN THE GOVERNMENT’S FINANCIAL FRAMEWORK	2 600	–200	2 400	2 150	2 225

(1)	Other energy businesses in Canada use U.S. GAAP to determine their financial results.

The Government’s Detailed
Financial Framework	D.13

Wine price reductions at the Société des alcools du Québec

The Société des alcools du Qu&$233;bec has improved its profitability in recent years thanks to several efficiency measures that this state-owned corporation has implemented, particularly to reduce its cost structure

The steps taken by the Société des alcools du Québec in order to be more effective and eficient enabled it to offer, in 2016-2017, three reductions in the price of wine1 totalling $1.40 per bottle:

–	$0.50 (in effect since November 9, 2016);

–	$0.40 (in effect since January 11, 2017);

–	$0.50 (in effect since February 15, 2017).

The objective of this business strategy is to reduce prices to the same level as those in Ontario for the benefit of Québec consumers, while ensuring growth of the dividends paid to the government.

In that regard, a large share of the price differential with Ontario has already been eliminated and several wines now sell for better prices in Québec.

1	Namely, 1 600 wines offered to consumers in SAQ stores, SAQ agency stores and at saq.com.

Budget 2017-2018
D.14	Economic Plan

1.2.3	Revenues from federal transfers

[ ]	Adjustments for 2016-2017

In 2016-2017, revenues from federal transfers are expected to increase by 8.4% to $20.5 billion, that is, $318 million more than forecast in Budget 2016-2017.

This increase of $318 million in 2016-2017 is explained mainly by an upward adjustment of $310 million in other federal transfer programs due to the signing of two new infrastructure agreements under Phase 1 of the federal infrastructure plan. These agreements pertain to the Clean Water and Wastewater Fund, as well as the Post-Secondary Institutions Strategic Investment Fund.

TABLE D.6

Change in federal transfers
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Equalization	10 030	—	10 030	11 081	11 084
% change	5.3		5.3	10.5	0.0
Health transfers	5 944	2	5 946	6 110	6 422
% change	8.3		8.4	2.8	5.1
Transfers for post- secondary education and other social programs	1 629	6	1 635	1 640	1 676
% change	5.6		6.0	0.3	2.2
Other programs	2 577	310	2 887	3 198	3 039
% change	1.5		22.8	10.8	–5.0
TOTAL	20 180	318	20 498	22 029	22 221
% change	5.7		8.4	7.5	0.9

The Government’s Detailed
Financial Framework	D.15

[ ]	Outlook for 2017-2018 and 2018-2019

In 2017-2018, federal transfers are expected to total $22.0 billion, which represents an increase of 7.5% . This growth results in particular from an increase of:

—

10.5% in equalization revenue, explained essentially by the increase of the Canadian equalization envelope, tied to the growth of Canada’s nominal GDP, and by the decrease in the share of Québec, among the recipient provinces, of the personal income tax, consumption tax and property tax bases;

—

10.8% in other programs attributable in particular to the Canada Student Loans Program in connection with the enhancements by the federal government that were announced in its 2016 budget and an increase in revenue in respect of the immigrant integration program.

In 2018-2019, federal transfers are expected to reach $22.2 billion, which represents an increase of 0.9%, explained in particular by:

—

growth of 5.1% in health transfer revenues that results essentially from an increase in the Canada Health Transfer envelope, related to the growth of Canada’s nominal GDP, and from an increase in the targeted funds associated with that envelope;

—	a decline of 5.0% in revenue from other programs attributable in particular to the end of the infrastructure programs under Phase 1 of the federal infrastructure plan.

Budget 2017-2018
D.16	Economic Plan

1.3	Change in consolidated expenditure

Consolidated expenditure consists primarily of program spending by government departments, spending by special funds, non-budget-funded bodies and public institutions of the health and social services and education networks, and debt service.

Consolidated expenditure will stand at $100.1 billion in 2016-2017. This represents a downward adjustment of $64 million compared with Budget 2016-2017.

—	Program spending is adjusted upward by $56 million compared with Budget 2016-2017.

—	The $611-million upward adjustment in other consolidated expenditures is due mainly to:

—	additional spending by the Economic Development Fund;

—	the pace of subsidy payments of the Land Transportation Network Fund;

—	an upward adjustment of specified purpose accounts, as a result of new agreements;

—	increased spending related to certain tax credits, in particular the tax credit for film production services and the work premium.

—	In addition, spending on debt service will be $731 million lower.

Consolidated expenditure will stand at $103.7 billion in 2017-2018 and $106.3 billion in 2018-2019, representing growth of 3.6% and 2.5%, respectively.

TABLE D.7

Change in consolidated expenditure
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Program spending(1)	69 696	56	69 752	72 591	75 016
% change	2.5		3.8	4.1	3.3
Other consolidated expenditures(2)	20 024	611	20 635	21 261	21 517
% change	2.0		6.9	3.0	1.2
Mission expenditures	89 720	667	90 387	93 852	96 533
% change	2.4		4.5	3.8	2.9
Debt service	10 418	–731	9 687	9 868	9 758
% change	3.6		–3.2	1.9	–1.1
TOTAL	100 138	–64	100 074	103 720	106 291
% change	2.5		3.7	3.6	2.5

(1)	Program spending includes transfers intended for consolidated entities.
(2)	Other consolidated expenditures include, in particular, consolidation adjustments.

The Government’s Detailed
Financial Framework	D.17

1.3.1	Mission expenditures

[ ]	Program spending

Thanks to the acceleration of economic activity and sound management of public finances, the government is making additional investments in direct services to the public. In 2017-2018, additional investments related to program spending will total $1 348 million:

—	$333 million for the Plan for Success: A Lifelong Process from Early Childhood;

—	$742 million to improve access to quality health services;

—	$245 million to support economic development in all regions;

—	$29 million to improve Quebecers’ standard of living.

These additional sums will be funded essentially by raising the program spending objective by $977 million in 2017-2018.

TABLE D.8

Change in program spending
(millions of dollars)

	2016-2017	2017-2018	2018-2019
PROGRAM SPENDING – BUDGET 2016-2017	69 696	71 614	73 547
% change	2.5	2.8	2.7
Additional investments in public services
Investments under the Plan for Success: A Lifelong Process from Early Childhood	62	333	515
Investments to improve access to quality health services	100	742	1 182
Support for economic development in all regions	257	245	358
Improvement of Quebecers’ standard of living	21	29	61
Subtotal	440	1 348	2 115
Reallocation of program spending	–283	–389	–215
Other reallocations	–101	17	–431
Adjustments	56	977	1 469
PROGRAM SPENDING – BUDGET 2017-2018	69 752	72 591	75 016
% change	3.8	4.1	3.3

Note: Totals may not add due to rounding.

Budget 2017-2018
D.18	Economic Plan

[ ]	Mission expenditures

•	Adjustments for 2016-2017

In 2016-2017, mission expenditures will stand at $90.4 billion, which corresponds to an upward adjustment of $667 million compared with the forecast in Budget 2016-2017. This adjustment is explained in particular by increased spending for the Health and Social Services and Economy and Environment missions.

•	Outlook for 2017-2018 and 2018-2019

In 2017-2018 and 2018-2019, mission expenditures will amount to $93.9 billion and $96.5 billion, respectively.

TABLE D.9

Change in mission expenditures
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018		2018-2019
Health and Social services	38 372	184	38 556	40 223		41 670
% change	2.0		2.7	4.3		3.6
Education and Culture	21 698	9	21 707	22 662		23 433
% change	3.3		3.4	4.0	(1)	3.4
Economy and Environment	12 276	422	12 698	12 965		13 352
% change	1.2		8.3	2.1		3.0
Support for Individuals and Families	9 846	69	9 915	9 935		10 130
% change	1.3		3.2	1.0	(1)	2.0
Administration and Justice	7 528	–17	7 511	8 067		7 948
% change	5.4		13.1	7.4		–1.5
TOTAL	89 720	667	90 387	93 852		96 533
% change	2.4		4.5	3.8		2.9

Note: Certain data from Budget 2016-2017 have been reclassified for comparability with the presentation adopted in the October 2016 Update of the Québec Economic Plan.

(1)

To assess growth in 2017-2018 based on comparable spending levels, the percent changes for that year were calculated by excluding from 2016-2017 expenditures, transfers from the provision for francization attributed to the Support for Individuals and Families mission ($75 million) and including them in the 2016-2017 expenditures of the Education and Culture mission.

The Government’s Detailed
Financial Framework	D.19

1.3.2	Debt service

[ ]	Adjustments for 2016-2017

In 2016-2017, debt service is forecast at $9.7 billion, that is, $7.3 billion for direct debt service and $2.4 billion for interest on the liability related to the retirement plans and employee future benefits of public and parapublic sector employees.

Compared with Budget 2016-2017, debt service is adjusted downward by $731 million in 2016-2017 mainly because of lower-than-expected interest rates and new actuarial valuations of the retirement plans, which lead to a lower level of interest on the retirement plans liability.

[ ]	Outlook for 2017-2018 and 2018-2019

Debt service is expected to rise by 1.9% in 2017-2018 owing mainly to the anticipated increase in interest rates.

In 2018-2019, debt service is forecast to decrease by 1.1% . This is explained by growth in the income of the Retirement Plans Sinking Fund (RPSF), which is recorded as a deduction from debt service. In 2018-2019, the increase in the income of the RPSF will more than offset the increase in debt service due to the rise in interest rates, which will be lower than in 2017-2018.

TABLE D.10

Change in debt service
(millions of dollars)

	Budget 2016-2017		Budget 2017-2018
	2016-2017	Adjustments	2016-2017	2017-2018	2018-2019
Direct debt service	7 951	–625	7 326	7 865	8 062
Interest on the liability related to the retirement plans and employee future benefits(1)	2 467	–106	2 361	2 003	1 696
TOTAL	10 418	–731	9 687	9 868	9 758
% change	3.6		–3.2	1.9	–1.1

(1)

This corresponds to the interest on the obligations relating to the retirement plans and future benefits of public and parapublic sector employees, minus the investment income of the Retirement Plans Sinking Fund and employee future benefit funds.

Budget 2017-2018
D.20	Economic Plan

•	Proportion of revenue devoted to debt service

The proportion of revenue devoted to debt service has decreased since 2013-2014. It will be 9.3% in 2017-2018.

CHART D.1

Debt service
(percentage of consolidated revenue)

The Government’s Detailed
Financial Framework	D.21

2.	CONSOLIDATED REVENUE AND EXPENDITURE BY DEPARTMENTAL PORTFOLIO

To fulfil its missions, the government sets up programs that are directly administered by government departments or bodies.

A departmental portfolio groups all of the entities2 under the responsibility of a minister, including the department and bodies.

Tables D.11 and D.12 present the revenue and expenditure forecasts for 2017-2018 by portfolio and sector.

Appendix 4 lists the entities making up each portfolio.

2.1	Consolidated revenue by portfolio

The own-source revenue of entities, as well as revenue allocated to them by law, is credited to the portfolio of the minister responsible for those entities.

With total revenue of $91.2 billion in 2017-2018, the Finances portfolio is the one with the highest revenue. The revenue of this portfolio is very high compared to that of the other portfolios because it includes, among other things, the net results of government enterprises, as well as sums collected in order to fund public services of the State that are not allocated to another entity by law, such as:

—	income and property taxes collected by Revenu Québec;

—	the Québec sales tax;

—	federal transfers under the main agreements entered into with the federal government.

The other portfolios with the highest revenue are: Éducation et Enseignement supérieur, Transports, Mobilité durable et Électrification des transports and Santé et Services sociaux. In 2017-2018, their revenue will amount to $4.5 billion, $4.4 billion and $4.2 billion, respectively.

—	The revenue of the Éducation et Enseignement supérieur portfolio is derived in particular from the school property tax and tuition fees.

—	The revenue of the Transports, Mobilité durable et Électrification des transports portfolio is derived in particular from the specific tax on fuel and fees for motor vehicles.

—

The revenue of the Santé et Services sociaux portfolio is drawn mainly from the sale of goods and services of the health and social services network and contributions to the Québec prescription drug insurance plan.

____________________________________

[2]	Entities include departments and budget-funded bodies, non-budget-funded bodies and the health and social services and education networks, as well as special funds and specified purpose accounts.

The Government’s Detailed
Financial Framework	D.23

TABLE D.11

Consolidated revenue by portfolio and sector – 2017-2018
(millions of dollars)

	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	Fund	funds	Fund	accounts
Affaires municipales et Occupation du territoire	7	102	—	349
Agriculture, Pêcheries et Alimentation	21	—	—	110
National Assembly(2)	1	—	—	—
Conseil du trésor et Administration gouvernementale	1	5	—	—
Conseil exécutif	—	—	—	12
Culture et Communications	6	21	—	3
Développement durable, Environnement et Lutte contre les changements climatiques	—	710	—	3
Économie, Science et Innovation	3	471	—	33
Éducation et Enseignement supérieur	174	95	—	204
Énergie et Ressources naturelles	31	169	—	1
Famille	18	2 382	—	—
Finances	78 192	2 563	2 488	481
Forêts, Faune et Parcs	42	531	—	8
Immigration, Diversité et Inclusion	537	—	—	5
Justice	228	123	—	1
Relations internationales et Francophonie	—	—	—	—
Santé et Services sociaux	38	208	—	195
Sécurité publique	49	597	—	12
Tourisme	—	162	—	—
Transports, Mobilité durable et Électrification des transports	46	4 054	—	—
Travail, Emploi et Solidarité sociale	908	1 318	—	4
Subtotal	80 302	13 511	2 488	1 421
Inter-portfolio eliminations(1),(3)
TOTAL	80 302	13 511	2 488	1 421

Note: Totals may not add due to rounding.
(1)

Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

(2)	Includes the “Persons Appointed by the National Assembly” portfolio.
(3)	Includes the cancellation of inter-portfolio gains for consolidation purposes.

Budget 2017-2018
D.24	Economic Plan

		Bodies in the
		health and social
		serivces and
Tax-funded	Non-budget-	education	Intra-portfolio	Consolidated
transfers	funded bodies	networks	eliminations (1)	revenue

—	1 148	—	–539	1 067
—	543	—	–539	135
—	—	—	—	1

—	1 581	—	–423	1 164
—	4	—	–2	14
—	494	—	–407	117

—	48	—	–8	753
—	246	—	–494	259
—	38	16 776	–12 821	4 466
—	333	—	–6	528
—	—	—	–2 352	48
6 536	2 366	—	–1 436	91 190
—	143	—	–236	488
—	—	—	—	542
—	208	—	–192	368

—	10	—	–3	7
—	17 438	24 807	–38 479	4 207
—	39	—	–310	387
—	143	—	–150	155

—	489	—	–229	4 360
—	120	—	–1 202	1 148
6 536	25 391	41 583	–59 828	111 404
				–5 096
6 536	25 391	41 583	–59 828	106 308

The Government’s Detailed
Financial Framework	D.25

Presentation based on the government’s financial organization

The consolidated financial framework has several sectoral components included in the government reporting entity that reflect the financial organization of public and parapublic sector activities. Table D.13 presents the forecast revenue and expenditure of these different components for fiscal 2016-2017 to 2018-2019.

The government’s financial organization comprises:

–	the General Fund, which includes the revenue, chiefly income tax and other taxes, levied by the government, and the program spending of departments and budget- funded bodies;

–	special funds, which ensure a link between the funding of a specific service and the revenue collected for that purpose;

–	the Generations Fund, which is a special fund dedicated exclusively to repaying the government’s gross debt;

–

specified purpose accounts, which make it possible to isolate sums paid to the government by a third party under a contract or an agreement that provides for the sums to be allocated to a specific purpose;

–	tax-funded expenditures, which include refundable tax credits granted under the personal and corporate income tax systems, as well as doubtful tax accounts;

–	the health and social services and education networks;

–	non-budget-funded bodies, which deliver specific services to the population.

Financial organization of the government

Budget 2017-2018
D.26	Economic Plan

2.2	Consolidated expenditure by portfolio

The expenditures of a departmental portfolio include the expenditures of entities under the responsibility of a minister, as well as tax-funded expenditures, the nature of which corresponds to the area covered by the portfolio.

The Santé et Services sociaux and Éducation et Enseignement supérieur portfolios are the ones with the highest level of spending. In 2017-2018, their expenditures will total $41.1 billion and $21.9 billion, respectively.

—

The expenditures of the Santé et Services sociaux portfolio include, in particular, the activities of the health and social services network and the programs administered by the Régie de l’assurance maladie du Québec.

—	The expenditures of the Éducation et Enseignement supérieur portfolio are allocated primarily to the activities of the education networks and to student financial assistance.

The Famille portfolio is the third largest in terms of spending. In 2017-2018, the expenditures of this portfolio will total $5.5 billion. They include, among other things, transfers for subsidized educational childcare services and the refundable tax credit for child assistance.

Lastly, Travail, Emploi et Solidarité sociale is a major portfolio whose expenditures will amount to $5.0 billion in 2017-2018. The expenditures of this portfolio include, in particular, last-resort financial assistance programs and employment assistance measures.

CHART D.2

Expenditure by portfolio
(billions of dollars)

Note: Excludes debt service.
(1) Includes inter-portfolio eliminations.

The Government’s Detailed
Financial Framework	D.27

TABLE D.12

Consolidated expenditure by portfolio and sector – 2017-2018
(millions of dollars)

	Consolidated Revenue Fund

			Specified
	General	Special	purpose	Tax-funded
	Fund	funds	accounts	expenditures
Affaires municipales et Occupation du territoire	1 880	109	349	3
Agriculture, Pêcheries et Alimentation	877	—	110	—
National Assembly(2)	241	—	—	—
Conseil du trésor et Administration gouvernementale	1 593	4	—	—
Conseil exécutif	425	—	12	—
Culture et Communications	690	24	3	281
Développement durable, Environnement et Lutte contre les changements climatiques	153	971	3	—
Économie, Science et Innovation	916	385	33	1 071
Éducation et Enseignement supérieur	17 882	103	204	132
Énergie et Ressources naturelles	72	147	1	55
Famille	2 546	2 389	—	2 957
Finances	200	1 008	481	929
Forêts, Faune et Parcs	465	542	8	14
Immigration, Diversité et Inclusion	306	—	5	—
Justice	934	126	1	—
Relations internationales et Francophonie	106	—	—	—
Santé et Services sociaux	36 764	212	195	643
Sécurité publique	1 437	596	12	—
Tourisme	148	164	—	2
Transports, Mobilité durable et Électrification des transports	673	2 998	—	4
Travail, Emploi et Solidarité sociale	4 284	1 328	4	445
Inter-portfolio eliminations(1)	—	—	—	—
Subtotal	72 591	11 106	1 421	6 536
Debt service	7 776	2 254	—	—
TOTAL	80 367	13 360	1 421	6 536

Note: Totals may not add due to rounding.
(1)

Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

(2)	Includes the “Persons Appointed by the National Assembly” portfolio.

Budget 2017-2018
D.28	Economic Plan

	Health and
	social services
Non-budget-	and education	Intra-portfolio	Inter-portfolio	Consolidated
funded bodies	networks	eliminations (1)	eliminations (1)	expenditure

1 086	—	–539	—	2 888
436	—	–539	—	884
—	—	—	—	241

1 418	—	–423	—	2 592
5	—	–2	—	440
488	—	–407	—	1 079

47	—	–8	—	1 166
245	—	–494	—	2 156
37	16 374	–12 821	—	21 911
334	—	–6	—	603
—	—	–2 352	—	5 540
2 025	—	–1 425	—	3 218
140	—	–236	—	933
—	—	—	—	311
213	—	–192	—	1 082

10	—	–3	—	113
17 432	24 324	–38 479	—	41 091
39	—	–310	—	1 774
132	—	–150	—	296

473	—	–239	—	3 909
113	—	–1 202	—	4 972
—	—	—	–3 346	–3 346
24 673	40 698	–59 827	–3 346	93 852
599	885	–11	–1 635	9 868
25 272	41 583	–59 838	–4 981	103 720

The Government’s Detailed
Financial Framework	D.29

3.	FINANCIAL FRAMEWORK BY SECTOR

The consolidated financial framework has several sectoral components included in the government reporting entity that reflect the financial organization of public and parapublic sector activities. Table D.13 presents the forecast revenue and expenditure of these different components for fiscal 2016-2017 to 2018-2019.

Tables D.14 to D.23 present, for 2016-2017 to 2018-2019, transactions carried out by the General Fund, special funds, specified purpose accounts, non-budget-funded bodies and the health and social services and education networks, as well as tax-funded expenditures.

The Government’s Detailed
Financial Framework	D.31

TABLE D.13

Financial framework for consolidated revenue and expenditure by sector
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
General Fund	77 768	80 302	82 542
Special funds	11 861	12 500	12 968
Generations Fund	2 042	2 488	2 834
Specified purpose accounts	1 291	1 421	1 041
Non-budget-funded bodies	20 816	21 193	21 846
Bodies in the health and social services network	24 013	24 807	25 569
Bodies in the education networks	16 134	16 776	17 309
Tax-funded transfers(1)	6 428	6 536	6 561
Consolidation adjustments(2)	–57 887	–59 715	–61 445
Total consolidated revenue	102 466	106 308	109 225
Expenditure
Mission expenditures
General Fund (program spending)	–69 752	–72 591	–75 016
Special funds	–10 588	–10 815	–11 267
Specified purpose accounts	–1 291	–1 421	–1 041
Non-budget-funded bodies	–19 816	–20 461	–21 214
Bodies in the health and social services network	–23 567	–24 324	–25 046
Bodies in the education networks	–15 695	–16 374	–16 890
Tax-funded expenditures(1)	–6 428	–6 536	–6 561
Consolidation adjustments(2)	56 750	58 670	60 502
Total mission expenditures	–90 387	–93 852	–96 533
Debt service
General Fund	–7 602	–7 776	–7 567
Consolidated entities(3)	–2 085	–2 092	–2 191
Total debt service	–9 687	–9 868	–9 758
Total consolidated expenditure	–100 074	–103 720	–106 291
Contingency reserve	–100	–100	–100
SURPLUS (DEFICIT)	2 292	2 488	2 834
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 042	–2 488	–2 834
BUDGETARY BALANCE(4)	250	—	—

(1)	Includes doubtful tax accounts.
(2)	Consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Includes consolidation adjustments.
(4)	Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2017-2018
D.32	Economic Plan

Change in consolidated expenditure by sector

The following table shows the change in consolidated expenditure by sector for 2016-2017 to 2018-2019.

Change in consolidated expenditure by sector
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Mission expenditures
General fund (program spending)	–69 752	–72 591	–75 016
% change	3.8	4.1	3.3
Special funds	–10 588	–10 815	–11 267
% change	9.4	2.1	4.2
Specified purpose accounts	–1 291	–1 421	–1 041
% change	31.2	10.1	–26.7
Non-budget-funded bodies	–19 816	–20 461	–21 214
% change	5.1	3.3	3.7
Bodies in the health and social services network	–23 567	–24 324	–25 046
% change	0.9	3.2	3.0
Bodies in the education networks	–15 695	–16 374	–16 890
% change	3.6	4.3	3.2
Tax-funded expenditures(1)	–6 428	–6 536	–6 561
% change	–6.1	1.7	0.4
Consolidation adjustments(2)	56 750	58 670	60 502
Total mission expenditures	–90 387	–93 852	–96 533
% change	4.5	3.8	2.9
Debt service
General Fund	–7 602	–7 776	–7 567
% change	–4.4	2.3	–2.7
Consolidated entities(3)	–2 085	–2 092	–2 191
% change	1.5	0.3	4.7
Total debt service	–9 687	–9 868	–9 758
% change	–3.2	1.9	–1.1
TOTAL	–100 074	–103 720	–106 291
% change	3.7	3.6	2.5

(1)	Includes doubtful tax accounts.
(2)	Consolidation adjustments stem mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Includes consolidation adjustments.

The Government’s Detailed
Financial Framework	D.33

3.1	General Fund

The General Fund is used to finance nearly three quarters of the government’s consolidated expenditure.

The revenue of the General Fund, which consists of own-source revenue and federal transfers, will total $77.8 billion in 2016-2017 and increase by 3.3% in 2017-2018 and 2.8% in 2018-2019, to $80.3 billion and $82.5 billion, respectively.

The expenditures of the General Fund, which include, in particular, program spending, will stand at $77.4 billion in 2016-2017, and grow by 3.9% in 2017-2018 and 2.8% in 2018-2019, to $80.4 billion and $82.6 billion, respectively.

TABLE D.14

Summary of the budgetary transactions of the General Fund
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Income and property taxes	35 118	36 259	37 821
Consumption taxes	17 812	18 275	18 717
Duties and permits	312	301	302
Miscellaneous revenue	1 353	1 364	1 401
Government enterprises	4 589	4 050	3 942
Own-source revenue	59 184	60 249	62 183
% change	0.9	1.8	3.2
Federal transfers	18 584	20 053	20 359
% change	6.7	7.9	1.5
Total revenue	77 768	80 302	82 542
% change	2.2	3.3	2.8
Expenditure
Program spending	–69 752	–72 591	–75 016
% change	3.8	4.1	3.3
Debt service	–7 602	–7 776	–7 567
% change	–4.4	2.3	–2.7
Total expenditure	–77 354	–80 367	–82 583
% change	2.9	3.9	2.8
Contingency reserve	–100	–100	–100
SURPLUS (DEFICIT)	314	–165	–141

Budget 2017-2018
D.34	Economic Plan

3.2	Special funds

Special funds are entities set up by law to finance certain activities within government departments and bodies.

The activities of special funds may be funded, in particular, through tax revenues, fees or transfers from program spending.

The following table shows the forecasts pertaining to special funds for 2016-2017 to 2018-2019.

TABLE D.15

Summary of the budgetary transactions of special funds(1)
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Income and property taxes	912	1 008	1 045
Consumption taxes	2 445	2 468	2 523
Duties and permits	1 763	2 079	2 049
Miscellaneous revenue	1 950	2 089	2 385
Own-source revenue	7 070	7 644	8 002
Québec government transfers	4 676	4 720	4 856
Federal transfers	115	136	110
Total revenue	11 861	12 500	12 968
% change	–0.5	5.4	3.7
Expenditure
Mission expenditures	–10 588	–10 815	–11 267
% change	9.4	2.1	4.2
Debt service	–1 481	–1 535	–1 663
Total expenditure	–12 069	–12 350	–12 930
% change	9.2	2.3	4.7
SURPLUS (DEFICIT)	–208	150	38

(1)	Excludes the Generations Fund.

The revenue of the special funds will amount to $11.9 billion for 2016-2017, $12.5 billion for 2017-2018 and $13.0 billion for 2018-2019, representing a change of −0.5%, 5.4% and 3.7%, respectively.

—	The slight change for 2016-2017 is due mainly to the decrease in revenue from duties and permits under Québec’s cap-and-trade system for greenhouse gas emission allowances.

The Government’s Detailed
Financial Framework	D.35

The mission expenditures of special funds will stand at $10.6 billion in 2016-2017, $10.8 billion in 2017-2018 and $11.3 billion in 2018-2019, representing a change of 9.4%, 2.1% and 4.2%, respectively.

The growth in spending by special funds stems mainly from:

—	the Land Transportation Network Fund, for funding road network and public transit infrastructure;

—	the Green Fund, given the deployment of the 2013-2020 Climate Change Action Plan (2013-2020 CCAP);

—	the Northern Plan Fund, following a non-recurring payment in 2016-2017 to the Société du Plan Nord for the purchase of a limited partnership.

TABLE D.16

Mission expenditures of special funds
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Land Transportation Network Fund (FORT)	2 797	2 715	3 005
Green Fund	762	798	794
Northern Plan Fund	211	72	68
Elimination of reciprocal transactions between FORT and the Green Fund	–258	–254	–230
Subtotal	3 512	3 331	3 637
% change	15.5	–5.2	9.2
Other special funds(1)	7 076	7 484	7 630
% change	7.1	5.8	2.0
TOTAL	10 588	10 815	11 267
% change	9.4	2.1	4.2

(1)	Includes other eliminations of reciprocal transactions between special funds.

Budget 2017-2018
D.36	Economic Plan

Reconciliation of the special funds’ expenditure budget
with the government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the Special Funds Budget in the National Assembly in order for the expenditure and investment forecasts of these entities to be approved.

The following table illustrates the reconciliation of the expenditures presented in the Special Funds Budget with those presented in the Québec Economic Plan.

Debt service of the Financing Fund is excluded from Parliamentary authorization since the advances received by the fund are derived from loans made by the government. Expenditures to service the debt of these borrowings are already covered by the General Fund and are repaid by the clientele of the Financing Fund.

–

The Act respecting the Ministère des Finances (CQLR, chapter M-24.01) provides for special treatment of the Financing Fund because of its role as financial intermediary between the General Fund and its clientele, which consists of public bodies and special funds.

In addition, the Québec Economic Plan presents the consolidated financial framework of the Québec government, including the reporting entity’s various sectoral components. The spending forecasts for special funds included in the consolidated financial framework incorporate the elimination of reciprocal transactions between entities in the same sector (i.e. between special funds).

Reconciliation of the special funds’ expenditure budget with the government’s consolidated financial framework
(millions of dollars)

2017-2018
Expenditure budget of special funds to be approved by the National Assembly	11 481
Expenditures already approved by the National Assembly	87
Debt service of the Financing Fund	1 517
Subtotal	13 085
Elimination of reciprocal transactions between special funds(1)	–735
Expenditure of special funds presented in the Québec Economic Plan	12 350

(1)	Including $719 million attributable to reciprocal transactions of the Financing Fund with the other special funds.

The Government’s Detailed
Financial Framework	D.37

[ ]	Generations Fund

Revenues dedicated to the Generations Fund will reach $2.0 billion in 2016-2017, $2.5 billion in 2017-2018 and $2.8 billion in 2018-2019.

Accordingly, as March 31, 2019, the book value of the Generations Fund will be $15.9 billion. The results of and change in the Generations Fund are presented in greater detail in Section C of Additional Information 2017-2018.

TABLE D.17

Summary of the budgetary transactions of the Generations Fund
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Consumption taxes
Specific tax on alcoholic beverages	500	500	500
Subtotal	500	500	500
Duties and permits
Water-power royalties	774	779	787
Mining revenues	77	123	241
Subtotal	851	902	1 028
Miscellaneous revenue
Unclaimed property	55	30	30
Investment income	472	626	816
Subtotal	527	656	846
Government enterprises
Indexation of the price of heritage electricity	164	215	245
Additional contribution from Hydro-Québec	—	215	215
Subtotal	164	430	460
TOTAL REVENUE	2 042	2 488	2 834

Budget 2017-2018
D.38	Economic Plan

3.3	Specified purpose accounts

A specified purpose account is a financial management mechanism that enables a government department to record separately sums paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the sums to be allocated to a specific purpose.

The following table shows the forecasts pertaining to specified purpose accounts for 2016-2017 to 2018-2019.

TABLE D.18

Summary of the budgetary transactions of specified purpose accounts
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Miscellaneous revenue	188	216	167
Own-source revenue	188	216	167
Federal transfers	1 103	1 205	874
Total revenue	1 291	1 421	1 041
% change	31.2	10.1	–26.7
Expenditure
Mission expenditures	–1 291	–1 421	–1 041
Total expenditure	–1 291	–1 421	–1 041
% change	31.2	10.1	–26.7
SURPLUS (DEFICIT)	—	—	—

The revenue and expenditure of specified purpose accounts will amount to $1.3 billion for 2016-2017, $1.4 billion for 2017-2018 and $1.0 billion for 2018-2019.

The change in the revenue and expenditure of specified purpose accounts is explained chiefly by the signing of two new infrastructure agreements in 2016-2017 under Phase 1 of the federal infrastructure plan:

—	the Post-Secondary Institutions Strategic Investment Fund;

—	the Clean Water and Wastewater Fund, with a two-year term.

The Government’s Detailed
Financial Framework	D.39

3.4	Non-budget-funded bodies

Non-budget-funded bodies were created to provide specific public services.

The following table shows the forecasts pertaining to non-budget-funded bodies for 2016-2017 to 2018-2019.

TABLE D.19

Summary of the budgetary transactions of non-budget-funded bodies
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Consumption taxes	123	44	28
Duties and permits	461	438	443
Miscellaneous revenue	6 075	5 897	5 925
Own-source revenue	6 659	6 379	6 396
Québec government transfers	13 011	13 683	14 213
Federal transfers	1 146	1 131	1 237
Total revenue	20 816	21 193	21 846
% change	3.3	1.8	3.1
Expenditure
Mission expenditures	–19 816	–20 461	–21 214
% change	5.1	3.3	3.7
Debt service	–705	–599	–586
Total expenditure	–20 521	–21 060	–21 800
% change	4.3	2.6	3.5
SURPLUS (DEFICIT)	295	133	46

The revenue of non-budget-funded bodies will amount to $20.8 billion for 2016-2017, $21.2 billion for 2017-2018 and $21.8 billion for 2018-2019, representing an increase of 3.3%, 1.8% and 3.1%, respectively.

The mission expenditures of non-budget-funded bodies will stand at $19.8 billion in 2016-2017, $20.5 billion in 2017-2018 and $21.2 billion in 2018-2019, representing growth of 5.1%, 3.3% and 3.7%, respectively.

Budget 2017-2018
D.40	Economic Plan

The growth in spending by non-budget-funded bodies stems mainly from:

—	the primary missions of the Régie de l’assurance maladie du Québec and the Prescription Drug Insurance Fund;

—	the Société de financement des infrastructures locales du Québec, owing to the increase in projects of municipal bodies funded through the 2014-2019 gas tax and Québec contribution program;

—	La Financière agricole du Québec, due to the eligibility of new products for its insurance programs.

TABLE D.20

Mission expenditures of non-budget-funded bodies
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Régie de l’assurance maladie du Québec (RAMQ)	12 131	12 847	13 502
Prescription Drug Insurance Fund (PDIF)	3 678	3 910	4 319
La Financière agricole du Québec	436	436	491
Société de financement des infrastructures locales du Québec	714	683	736
Elimination of reciprocal transactions between RAMQ and the PDIF	–3 669	–3 901	–4 310
Subtotal	13 290	13 975	14 738
% change	4.0	5.2	5.5
Other non-budget-funded bodies(1)	6 526	6 486	6 476
% change	6.8	–0.6	–0.2
TOTAL	19 816	20 461	21 214
% change	5.1	3.3	3.7

(1)	Includes other eliminations of reciprocal transactions between non-budget-funded bodies.

The Government’s Detailed
Financial Framework	D.41

Reconciliation of the expenditure budget
of non-budget-funded bodies with the
government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the revenue and expenditure forecasts for non-budget-funded bodies in the National Assembly.

The following table illustrates the reconciliation of the expenditures presented in the budget of non-budget-funded bodies with those presented in the Québec Economic Plan.

The Québec Economic Plan presents the consolidated financial framework of the Québec government, including the reporting entity’s various sectoral components. The forecasts for non-budget-funded bodies included in the consolidated financial framework incorporate:

–	the elimination of reciprocal transactions between entities in the same sector;

–	harmonization entries intended to harmonize the entities’ forecasts with the government’s accounting policies.

Reconciliation of the expenditure budget of non-budget-funded bodies with the government’s consolidated financial framework
(millions of dollars)

2017-2018
Expenditure of non-budget-funded bodies to be tabled in the National Assembly	25 264
Elimination of reciprocal transactions between non-budget-funded bodies and harmonizations(1)	–4 204
Expenditure of non-budget-funded bodies presented in the Québec Economic Plan	21 060

(1)	Including $3.9 billion attributable to reciprocal transactions of the Régie de l’assurance maladie du Québec with the Prescription Drug Insurance Fund.

Budget 2017-2018
D.42	Economic Plan

3.5	Health and social services and education networks

[ ]	Health and social services network

Since April 1, 2015, the health and social services network has been made up of 35 public bodies.

The following table shows the forecasts pertaining to the health and social services network for 2016-2017 to 2018-2019.

TABLE D.21

Summary of the budgetary transactions of bodies in the health and social services network
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Miscellaneous revenue	2 294	2 429	2 567
Own-source revenue	2 294	2 429	2 567
Québec government transfers	21 586	22 244	22 866
Federal transfers	133	134	136
Total revenue	24 013	24 807	25 569
% change	1.5	3.3	3.1
Expenditure
Mission expenditures	–23 567	–24 324	–25 046
% change	0.9	3.2	3.0
Debt service	–446	–483	–523
Total expenditure	–24 013	–24 807	–25 569
% change	1.0	3.3	3.1
SURPLUS (DEFICIT)	—	—	—

The revenue of the health and social services network will amount to $24.0 billion for 2016-2017, $24.8 billion for 2017-2018 and $25.6 billion for 2018-2019, representing a change of 1.5%, 3.3% and 3.1%, respectively.

The mission expenditures of the health and social services network will stand at $23.6 billion in 2016-2017, $24.3 billion in 2017-2018 and $25.0 billion in 2018-2019, representing a change of 0.9%, 3.2% and 3.0%, respectively.

The Government’s Detailed
Financial Framework	D.43

[ ]	Education networks

The education networks are made up of school boards, the Comité de gestion de la taxe scolaire de l’île de Montréal, CEGEPS and the Université du Québec and its constituents.

The following table shows the forecasts pertaining to the education networks for 2016-2017 to 2018-2019.

TABLE D.22

Summary of the budgetary transactions of bodies in the education networks
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Income and property taxes	2 164	2 257	2 327
Miscellaneous revenue	1 698	1 734	1 770
Own-source revenue	3 862	3 991	4 097
Québec government transfers	12 116	12 628	13 052
Federal transfers	156	157	160
Total revenue	16 134	16 776	17 309
% change	2.7	4.0	3.2
Expenditure
Mission expenditures	–15 695	–16 374	–16 890
% change	3.6	4.3	3.2
Debt service	–404	–402	–419
Total expenditure	–16 099	–16 776	–17 309
% change	3.6	4.2	3.2
SURPLUS (DEFICIT)	35	—	—

The revenue of the education networks will amount to $16.1 billion for 2016-2017, $16.8 billion for 2017-2018 and $17.3 billion for 2018-2019, representing a change of 2.7%, 4.0% and 3.2%, respectively.

The mission expenditures of the education networks will stand at $15.7 billion in 2016-2017, $16.4 billion in 2017-2018 and $16.9 billion in 2018-2019, representing a change of 3.6%, 4.3% and 3.2%, respectively.

Budget 2017-2018
D.44	Economic Plan

3.6	Tax-funded expenditures

Refundable tax credits for individuals and corporations, which are similar to taxation-related transfer expenditures, are recorded in spending rather than as reductions in revenue. Expenditures related to doubtful tax accounts are added to these refundable tax credits.

Tax-funded expenditures will decrease by 6.1% in 2016-2017 in relation to the previous year and increase by 1.7% in 2017-2018 and 0.4% in 2018-2019. This change is explained in particular by certain measures announced in:

—	Budget 2014-2015, including the revision of the rates of tax credits granted to corporations;

—	the December 2014 Update on Québec’s Economic and Financial Situation, including the introduction of a minimum eligible expenditure threshold for R&D tax credits;

—	Budget 2015-2016, including the measures intended to increase the effectiveness of the sectoral tax assistance granted to corporations and the introduction of the tax shield for individuals;

—	Budget 2016-2017, including the improvements to work premiums for households without children and to the tax shield;

—	Budget 2017-2018, including the refundable tax credit for the upgrading of residential waste water treatment systems.

TABLE D.23

Summary of budgetary transactions relating to tax-funded expenditures
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Revenue
Personal income tax	4 439	4 546	4 608
Corporate taxes	1 717	1 706	1 682
Consumption taxes	272	284	271
Total revenue	6 428	6 536	6 561
% change	–6.1	1.7	0.4

Expenditure	–6 428	–6 536	–6 561
% change	–6.1	1.7	0.4
SURPLUS (DEFICIT)	—	—	—

The Government’s Detailed
Financial Framework	D.45

4.	NET FINANCIAL REQUIREMENTS

Surpluses or net financial requirements represent the difference between the government’s cash inflow and disbursements. These surpluses or net financial requirements take into account changes in the budgetary balance on an accrual basis, resources or requirements arising from the acquisition or disposal of fixed assets, investments, loans and advances and from other activities such as paying accounts payable and collecting accounts receivable.

The government will post a financial surplus of $83 million for fiscal 2016-2017, a financial requirement of $553 million for fiscal 2017-2018 and a financial surplus of $811 million for fiscal 2018-2019.

TABLE D.24

Net financial requirements(1)
(millions of dollars)

	2016-2017	2017-2018	2018-2019
SURPLUS (DEFICIT)	2 292	2 488	2 834
Non-budgetary transactions
Investments, loans and advances	–2 970	–2 047	–1 989
Capital investments	–2 190	–3 679	–3 220
Retirement plans and employee future benefits	3 083	3 165	3 105
Other accounts	–132	–480	81
Total non-budgetary transactions	–2 209	–3 041	–2 023
NET FINANCIAL REQUIREMENTS	83	–553	811

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.

[ ]	Investments, loans and advances

Investments, loans and advances include mainly investments made by the government in its enterprises and loans and advances granted to entities not included in the government reporting entity.

Net financial requirements for investments, loans and advances are estimated at $3 billion for 2016-2017 and $2 billion per year for 2017-2018 and 2018-2019. Investments, loans and advances include the government’s investments in major economic projects, such as Bombardier’s C Series in 2016-2017 and the Réseau électrique métropolitain de Montréal (REM) in 2017-2018 and 2018-2019.

The Government’s Detailed
Financial Framework	D.47

[ ]	Capital investments

In 2016-2017, forecast net financial requirements associated with net capital investments amount to $2.2 billion.

Net financial requirements attributable to net investments for fiscal 2017-2018 and 2018-2019 will stand at $3.7 billion and $3.2 billion respectively.

TABLE D.25

Consolidated net capital investments(1)
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Investments	–6 287	–7 643	–7 343
Depreciation	3 806	3 866	4 020
Net investments	–2 481	–3 777	–3 323
Less: PPP investments(2)	291	98	103
NET CAPITAL INVESMENTS	–2 190	–3 679	–3 220

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)

Investments made under public-private partnership (PPP) agreements correspond to new commitments that are taken into account in the government’s gross debt. In accordance with the government’s accounting policies, PPP investments are recognized in the government’s assets as well as in its debt.

[ ]	Retirement plans and employee future benefits

Forecast growth in the non-budgetary balance for the retirement plans and employee future benefits stands at $3.1 billion for 2016-2017, $3.2 billion for 2017-2018 and $3.1 billion for 2018-2019.

[ ]	Other accounts

Net financial requirements for other accounts consist of a series of changes in assets and liabilities such as accounts receivable and accounts payable.

The change in the government’s other accounts raises net financial requirements by $132 million for 2016-2017 and $480 million for 2017-2018. In 2018-2019, other accounts will generate a financial surplus of $81 million.

Budget 2017-2018
D.48	Economic Plan

[ ]	Net financial requirements by sector

The following table shows net financial requirements by sector.

TABLE D.26

Net financial requirements by sector(1)
(millions of dollars)

	2016-2017	2017-2018	2018-2019
General Fund	2 672	957	2 505
Consolidated entities(2)	–4 631	–3 998	–4 528
Generations Fund	2 042	2 488	2 834
NET FINANCIAL REQUIREMENTS	83	–553	811

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)	Excludes the Generations Fund.

The Government’s Detailed
Financial Framework	D.49

APPENDIX 1:	SENSITIVITY ANALYSIS OF ECONOMIC VARIABLES

The financial framework’s forecasts incorporate certain components of uncertainty that do not depend on the government directly, but which may cause actual results to differ from the forecasts.

[ ]	Sensitivity of Québec’s GDP to external variables

Given that the Québec economy is characterized by considerable openness to trade, Québec’s economic variables are influenced by several external factors.

—	The most important of these factors are related to the economic activity of Québec’s main trading partners, the United States and the Canadian provinces.

•	Impact of external variables on the Québec economy

The results of an analysis conducted with a structural vector autoregression (VAR)3 model on the basis of historical data show that a change of 1% in U.S. real GDP entails on average a change of 0.5% in Québec’s real GDP.

—	The maximum effect is felt two quarters later.

Moreover, the same model makes it possible to conclude that a change of 1% in Ontario’s real GDP gives rise on average to a change of 0.4% in Québec’s real GDP.

—	The maximum effect is captured two quarters later as well.

Ontario is the Canadian province with which Québec has the most commercial ties, in addition to having a similar economic structure. In 2013, exports to Ontario accounted for roughly 60% of Québec’s interprovincial exports.

TABLE D.27

Impact of external shocks on the growth rate of Québec’s real GDP

	Maturity(1)	Impact on Québec’s real GDP
External shocks of 1%	(quarters)	(percentage points)
U.S. real GDP	2	0.5
Ontario real GDP	2	0.4

(1)	Maturity corresponds to the number of quarters needed to record the greatest impact on Québec’s real GDP, presented in the right-hand column.
Sources: Institut de la statistique du Québec, Ontario Ministry of Finance, IHS Global Insight, Statistics Canada,
Bloomberg and Ministère des Finances du Québec.

____________________________________

[3]

Vector autoregression. This econometric technique is used to estimate, on the basis of numerous observations, the extent to which fluctuations in one economic variable affect another economic variable (impulse response function). The estimates were made using quarterly data from Statistics Canada's 1993 System of National Accounts (SNA 1993), for the 1981-2010 period.

The Government’s Detailed
Financial Framework	D.51

[ ]	Sensitivity of own-source revenue to economic fluctuations

In general, the nominal GDP forecast is a very good indicator of growth in own-source revenue given the direct link between tax bases and nominal GDP.

—	According to the overall sensitivity analysis, a change of 1 percentage point in nominal GDP has an impact of about $650 million on the government’s own-source revenue.

This sensitivity analysis is based on a revision of each tax base in proportion to the revision of nominal GDP.

—	In reality, a change in economic outlook can have a greater impact on some economic variables, as well as greater repercussions on certain tax bases and smaller ones on others.

Sensitivity analyses set an average historical relationship between the change in own-source revenue and growth in nominal GDP. Accordingly, they may prove inaccurate for a given year depending on the economic situation and yet not lose their validity.

—	Indeed, for a given year, economic fluctuations may have various impacts on revenue because of changes in the behaviour of economic agents.

—	In these situations, the change in own-source revenue can be greater or lower than the change in nominal GDP.

TABLE D.28

Sensitivity of own-source revenue to major economic variables

		Growth forecasts
Variable		for 2017	Impacts for fiscal 2017-2018

Nominal GDP		3.3%	A variation of 1 percentage point changes
			own-source revenue by roughly $650 million.

–	Wages and salaries	3.4%	A variation of 1 percentage point changes
			personal income tax revenue by about
			$280 million.

–	Employment	0.8%	A variation of 1 percentage point changes
	insurance		personal income tax revenue by roughly
			$5 million.

–	Pension income	5.0%	A variation of 1 percentage point changes
			personal income tax revenue by around
			$40 million.

–	Net operating surplus	5.2%	A variation of 1 percentage point changes
	of corporations		corporate income tax revenue by roughly
			$30 million.

–	Household	3.5%	A variation of 1 percentage point changes QST
	consumption		revenue by about $170 million.

–	Residential	1.3%	A variation of 1 percentage point changes QST
	investments		revenue by nearly $20 million.

Budget 2017-2018
D.52	Economic Plan

[ ]	Sensitivity of program spending

The financial framework’s forecasts take into account:

—	budgetary choices, which stem from the prioritization of certain sectors over others in the allocation of spending;

—	economic variables, which are tied to price factors (inflation) and demographic factors (changes in population).

The following tables show the estimated sensitivity of program spending to certain changes at the budgetary level as well as in economic factors.

In that regard, it should be noted that such estimates constitute indications and that impacts may vary depending on the nature and interaction of risk factors.

•	Budgetary choices

Program spending may vary according to certain budgetary choices made by the government in allocating its available budgetary resources.

Accordingly, a variation of 1% in:

—	program spending for the Santé et Services sociaux portfolio would lead to a variation of about $370 million in such spending;

—	program spending for the Éducation et Enseignement supérieur portfolio would lead to a variation of roughly $180 million in such spending;

—	program spending for the Famille portfolio would lead to a variation of approximately $25 million in such spending.

TABLE D.29

Sensitivity of program spending to a variation of 1% in each portfolio

Variables	Impact for fiscal 2017-2018
Santé et Services sociaux	$370 million (1%)
Éducation et Enseignement supérieur	$180 million (1%)
Famille	$25 million (1%)
Other portfolios	$155 million (1%)

The Government’s Detailed
Financial Framework	D.53

•	Economic variables

The analysis also made it possible to estimate the sensitivity of program spending to certain important external variables.

•	Prices

Public spending is influenced by the price of services funded by the government. The change in the price of such services is closely tied to the change in the general level of prices in the economy, that is, inflation.

Accordingly, a uniform variation in prices could lead to variations in program spending.

The results show that a variation of 1% in prices would lead to a variation of $260 million, or 0.4%, in total spending.

—

In particular, spending for the Santé et Services sociaux portfolio would vary by 0.3% and that for the Éducation et Enseignement supérieur portfolio by 0.1%; spending related to the Famille and the Travail, Emploi et Solidarité sociale portfolios would each vary by 0.9%.

The impact of a change in inflation on spending is limited, because remuneration expenditures vary mainly according to parameters provided for in collective agreements.

•	Population

Spending is also affected by population changes and, for specific services, by changes in the population of specific age groups.

For example, a change of 1% in the total population would change total spending by $520 million, or 0.7%.

—	Spending would vary by 0.7% for the Santé et Services sociaux portfolio and 0.8% for the Éducation et Enseignement supérieur portfolio.

A change of 1% in the number of people aged 0-4, that is, the population that affects, in particular, the demand for childcare services, would have a $40-million impact on total spending.

—	The Famille portfolio would be the most affected by a shock of this type. Its spending would vary by 1.0%.

A change of 1% in the number of people aged 65 and over would lead to a variation of $155 million in total spending.

—	Spending for the Santé et Services sociaux portfolio would be the most affected by a change in this age group; it would vary by 0.4%.

Budget 2017-2018
D.54	Economic Plan

TABLE D.30

Sensitivity of program spending to a variation of 1% in each economic variable

			Impact for fiscal 2017-2018
Variables			$million	%
Economic variable
Inflation	Total spending		260	0.4
	By portfolio:
	–	Santé et Services sociaux		0.3
	–	Éducation et Enseignement supérieur		0.1
	–	Famille		0.9
	–	Travail, Emploi et Solidarité sociale		0.9
	–	Other		0.6
Demographic variables
Total population	Total spending		520	0.7
	By portfolio:
	–	Santé et Services sociaux		0.7
	–	Éducation et Enseignement supérieur		0.8
	–	Famille		1.0
	–	Other		0.6
0-4 years	Total spending		40	0.1
	By portfolio:
	–	Famille		1.0
5-16 years	Total spending		115	0.2
	By portfolio:
	–	Éducation et Enseignement supérieur		0.5
17-24 years	Total spending		70	0.1
	By portfolio:
	–	Éducation et Enseignement supérieur		0.3
65 years and over	Total spending		155	0.2
	By portfolio:
	–	Santé et Services sociaux		0.4

The Government’s Detailed
Financial Framework	D.55

[ ]	Sensitivity of debt service to a change in interest rates and exchange rates

A greater-than-anticipated rise in interest rates of 1 percentage point over a full year would increase the interest expenditure by roughly $250 million.

A change in the value of the Canadian dollar compared with other currencies would have no impact on debt service because the government’s debt has no foreign currency exposure.

Budget 2017-2018
D.56	Economic Plan

APPENDIX 2:	ALLOCATION OF REVENUE FROM CONSUMPTION TAXES

[ ]	Consumption taxes

Consumption taxes include sales taxes and specific taxes. Sales taxes include, in particular, the Québec sales tax (QST) and the tax on insurance premiums, while specific taxes are applied to fuel, tobacco products and alcoholic beverages.

For 2016-2017, revenue from consumption taxes will amount to $19.2 billion, that is, $15.2 billion from sales taxes and $4.0 billion from specific taxes.

TABLE D.31

Revenue from consumption taxes
(millions of dollars)

	2016-2017	2017-2018	2018-2019
Sales taxes(1)	15 150	15 757	16 137
Specific taxes
Fuel	2 336	2 286	2 322
Tobacco products	1 072	1 003	978
Alcoholic beverages(2)	630	635	640
Subtotal	4 038	3 924	3 940
TOTAL	19 188	19 681	20 077

(1)	Includes revenue from pari mutuel.
(2)	Includes an annual amount of $500 million dedicated to the Generations Fund.

The Government’s Detailed
Financial Framework	D.57

•	Sales taxes

Within the meaning of the Act respecting the Québec sales tax,4 sales taxes include the QST as well as the tax on insurance premiums, the tax on lodging and the specific duty on new tires. For 2016-2017, sales tax revenue will reach $15.2 billion. More specifically:

—	the revenue of the general fund derived from the QST and the tax on insurance premiums will amount to $16.7 billion;

—	revenue of $86 million derived mainly from the tax on lodging, is allocated to the Tourism Partnership Fund to promote and develop tourism;

—

revenue of nearly $25 million, derived in particular from the specific duty on new tires ($3 per tire), is dedicated to the Société québécoise de récupération et de recyclage (RECYC-QUÉBEC) to finance the recycling of used tires.

Consolidated revenue also takes into account the cost of the solidarity tax credit and consolidation adjustments, such as the elimination of reciprocal transactions between entities in different sectors.

TABLE D.32

Allocation of sales tax revenue
(millions of dollars)

	2016-2017	2017-2018	2018-2019
General Fund(1)	16 732	17 241	17 702
Tourism Partnership Fund	86	95	98
RECYC-QUÉBEC	25	28	28
Solidarity tax credit and other(2)	–1 693	–1 607	–1 691
TOTAL	15 150	15 757	16 137

(1)	Includes revenue from pari mutuel.
(2)	Includes, in particular, the solidarity tax credit and the partial rebate of the QST paid on property and services acquired by institutions in the health and social services and education networks.

____________________________________

4	CQLR, chapter T-0.1.

Budget 2017-2018
D.58	Economic Plan

•	Specific taxes

•	Specific tax on fuel

For 2016-2017, the government’s own-source revenue from the specific tax on fuel will total $2.3 billion. This amount includes:

—

revenue from the specific tax of 19.2 cents per litre and 20.2 cents per litre on gasoline and diesel fuel (non-coloured fuel oil), respectively, paid into the Land Transportation Network Fund (FORT) to finance the road network and public transit infrastructure ($2.2 billion):

—

revenue from FORT also includes revenue from the specific tax of 1 cent per litre of gasoline sold within the territory of the Gaspésie–Îles-de-la- Madeleine administrative region to improve public transportation services in this region ($1.1 million);

—	revenue from the specific tax of 3 cents per litre on kerosene fuel (domestic), aviation fuel and fuel oil for locomotives, paid into the General Fund ($15 million);

—

revenue from the specific tax of 3 cents per litre of gasoline sold within the territory of the Agence métropolitaine de transport (AMT), paid to the AMT, for public transportation services in the metropolitan Montréal region ($98 million).

The activities of the AMT will be transferred on June 1, 2017 to the Autorité régionale de transport métropolitain (ARTM), a body that is not included in the government reporting entity.

TABLE D.33

Allocation of revenue from the specific taxes on fuel (millions of dollars)

	2016-2017	2017-2018	2018-2019
FORT	2 223	2 255	2 306
General Fund	15	15	16
AMT	98	16	—
TOTAL	2 336	2 286	2 322

The Government’s Detailed
Financial Framework	D.59

•	Specific tax on tobacco products

For 2016-2017, tax revenue from the sale of tobacco products amounts to $1.1 billion, including $935 million paid into the General Fund and $137 million allocated to various special funds.

TABLE D.34

Allocation of revenue from the specific tax on tobacco products
(millions of dollars)

	2016-2017	2017-2018	2018-2019
General Fund	935	884	859
Special funds
Sports and Physical Activity Development Fund(1)	66	68	68
Québec Cultural Heritage Fund	16	16	16
Fund for the Promotion of a Healthy Lifestyle(2)	20	—	—
Early Childhood Development Fund	15	15	15
Caregiver Support Fund	15	15	15
Fonds Avenir Mécénat Culture	5	5	5
Subtotal	137	119	119
TOTAL	1 072	1 003	978

(1)

This fund includes an allocation of $6 million in 2016-2017 subject to the passage, by March 31, 2017 at the latest, of the Bill concerning primarily the implementation of certain provisions of the Budget Speech of 17 March 2016.

(2)	This fund is being eliminated as of 2017-2018. The revenues will be allocated to the General Fund and the expenditures will be covered by the Ministère de la Santé et des Services sociaux.

•	Specific tax on alcoholic beverages

Tax revenue from the sale of alcoholic beverages totals $630 million in 2016-2017. This revenue will reach $640 million in 2018-2019.

—	Since 2016-2017, an annual amount of $500 million drawn from the specific tax on alcoholic beverages has been allocated to the Generations Fund.

TABLE D.35

Allocation of revenue from the specific tax on alcoholic beverages
(millions of dollars)

	2016-2017	2017-2018	2018-2019
General Fund	130	135	140
Generations Fund	500	500	500
TOTAL	630	635	640

Budget 2017-2018
D.60	Economic Plan

APPENDIX 3:	DETAILED CONSOLIDATED FINANCIAL FRAMEWORK

The Government’s Detailed
Financial Framework	D.61

TABLE D.36

Detailed consolidated financial framework
(millions of dollars)

	2016-2017
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	Fund	funds	Fund	accounts
Revenue
Personal income tax	22 888	729	—	—
Contributions for health services	7 240	—	—	—
Corporate taxes	4 990	183	—	—
School property tax	—	—	—	—
Consumption taxes	17 812	2 445	500	—
Duties and permits	312	1 763	851	—
Miscellaneous revenue	1 353	1 950	527	188
Government enterprises	4 589	—	164	—
Own-source revenue	59 184	7 070	2 042	188
Québec government transfers	—	4 676	—	—
Federal transfers	18 584	115	—	1 103
Total revenue	77 768	11 861	2 042	1 291
Expenditure
Mission expenditures	–69 752	–10 588	—	–1 291
Debt service	–7 602	–1 481	—	—
Total expenditure	–77 354	–12 069	—	–1 291
Contingency reserve	−100
SURPLUS (DEFICIT)	314	–208	2 042	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			–2 042
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2017-2018
D.62	Economic Plan

2016-2017

Bodies in
	Non-	the health	Bodies in
	budget-	and social	the
Tax-funded(1)	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 439	—	—	—	1 630	29 686
—	—	—	—	–1 218	6 022
1 717	—	—	—	—	6 890
—	—	—	2 164	—	2 164
272	123	—	—	–1 964	19 188
—	461	—	—	–59	3 328
—	6 075	2 294	1 698	–4 148	9 937
—	—	—	—	—	4 753
6 428	6 659	2 294	3 862	–5 759	81 968
—	13 011	21 586	12 116	–51 389	—
—	1 146	133	156	–739	20 498
6 428	20 816	24 013	16 134	–57 887	102 466

–6 428	–19 816	–23 567	–15 695	56 750	–90 387
—	–705	–446	–404	951	–9 687
–6 428	–20 521	–24 013	–16 099	57 701	–100 074
–100
—	295	—	35	–186	2 292

–2 042
250

The Government’s Detailed
Financial Framework	D.63

TABLE D.37

Detailed consolidated financial framework
(millions of dollars)

	2017-2018
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	Fund	funds	Fund	accounts
Revenue
Personal income tax	23 687	798	—	—
Contributions for health services	7 261	—	—	—
Corporate taxes	5 311	210	—	—
School property tax	—	—	—	—
Consumption taxes	18 275	2 468	500	—
Duties and permits	301	2 079	902	—
Miscellaneous revenue	1 364	2 089	656	216
Government enterprises	4 050	—	430	—
Own-source revenue	60 249	7 644	2 488	216
Québec government transfers	—	4 720	—	—
Federal transfers	20 053	136	—	1 205
Total revenue	80 302	12 500	2 488	1 421
Expenditure
Mission expenditures	–72 591	–10 815	—	–1 421
Debt service	–7 776	–1 535	—	—
Total expenditure	–80 367	–12 350	—	–1 421
Contingency reserve	–100
SURPLUS (DEFICIT)	–165	150	2 488	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			–2 488
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2017-2018
D.64	Economic Plan

2017-2018

Bodies in
		the health	Bodies in
	Non-budget-	and social	the
Tax-funded	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 546	—	—	—	1 538	30 569
—	—	—	—	–1 225	6 036
1 706	—	—	—	—	7 227
—	—	—	2 257	—	2 257
284	44	—	—	–1 890	19 681
—	438	—	—	–10	3 710
—	5 897	2 429	1 734	–4 066	10 319
—	—	—	—	—	4 480
6 536	6 379	2 429	3 991	–5 653	84 279
—	13 683	22 244	12 628	–53 275	—
—	1 131	134	157	–787	22 029
6 536	21 193	24 807	16 776	–59 715	106 308

–6 536	–20 461	–24 324	–16 374	58 670	–93 852
—	–599	–483	–402	927	–9 868
–6 536	–21 060	–24 807	–16 776	59 597	–103 720
–100
—	133	—	—	–118	2 488

–2 488
—

The Government’s Detailed
Financial Framework	D.65

TABLE D.38

Detailed consolidated financial framework
(millions of dollars)

	2018-2019
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	Fund	funds	Fund	accounts
Revenue
Personal income tax	24 843	828	—	—
Contributions for health services	7 393	—	—	—
Corporate taxes	5 585	217	—	—
School property tax	—	—	—	—
Consumption taxes	18 717	2 523	500	—
Duties and permits	302	2 049	1 028	—
Miscellaneous revenue	1 401	2 385	846	167
Government enterprises	3 942	—	460	—
Own-source revenue	62 183	8 002	2 834	167
Québec government transfers	—	4 856	—	—
Federal transfers	20 359	110	—	874
Total revenue	82 542	12 968	2 834	1 041
Expenditure
Mission expenditures	–75 016	–11 267	—	–1 041
Debt service	–7 567	–1 663	—	—
Total expenditure	–82 583	–12 930	—	–1 041
Contingency reserve	–100
SURPLUS (DEFICIT)	–141	38	2 834	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			–2 834
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2017-2018
D.66	Economic Plan

2018-2019

Bodies in
		the health	Bodies in
	Non-budget-	and social	the
Tax-funded	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 608	—	—	—	1 589	31 868
—	—	—	—	–1 250	6 143
1 682	—	—	—	—	7 484
—	—	—	2 327	—	2 327
271	28	—	—	–1 962	20 077
—	443	—	—	—	3 822
—	5 925	2 567	1 770	–4 180	10 881
—	—	—	—	—	4 402
6 561	6 396	2 567	4 097	–5 803	87 004
—	14 213	22 866	13 052	–54 987	—
—	1 237	136	160	–655	22 221
6 561	21 846	25 569	17 309	–61 445	109 225

–6 561	–21 214	–25 046	–16 890	60 502	–96 533
—	–586	–523	–419	1 000	–9 758
–6 561	–21 800	–25 569	–17 309	61 502	–106 291
–100
—	46	—	—	57	2 834

–2 834
—

The Government’s Detailed
Financial Framework	D.67

APPENDIX 4:	LIST OF ENTITIES BY PORTFOLIO

The Government’s Detailed
Financial Framework	D.69

TABLE D.39

List of entities by portfolio

Affaires municipales et Occupation du		Culture et Communications
territoire		Ministère de la Culture et des
Ministère des Affaires municipales et de		Communications	Dept
l’Occupation du territoire	Dept	Commission de toponymie	BFB
Commission municipale du Québec	BFB	Conseil du patrimoine culturel du Québec	BFB
Régie du logement	BFB	Conseil supérieur de la langue française	BFB
Territories Development Fund	SF	Office québécois de la langue française	BFB
Société d’habitation du Québec	NBFB	Fonds Avenir Mécénat Culture	SF
		Québec Cultural Heritage Fund	SF
Agriculture, Pêcheries et Alimentation		Bibliothèque et Archives nationales du
Ministère de l’Agriculture, des Pêcheries et		Québec	NBFB
de l’Alimentation	Dept	Conseil des arts et des lettres du Québec	NBFB
Commission de protection du territoire		Conservatoire de musique et d’art
agricole du Québec	BFB	dramatique du Québec	NBFB
Régie des marchés agricoles et		Musée d’Art contemporain de Montréal	NBFB
alimentaires du Québec	BFB
La Financière agricole du Québec	NBFB	Musée de la Civilisation	NBFB
		Musée national des beaux-arts du Québec	NBFB
Société de développement des entreprises
National Assembly		culturelles	NBFB
National Assembly	Other	Société de la Place des Arts de Montréal	NBFB
		Société de télédiffusion du Québec	NBFB
Conseil du trésor et Administration		Société du Grand Théâtre de Québec	NBFB
gouvernementale
Secrétariat du Conseil du trésor	Dept
Développement durable, Environnement
Commission de la fonction publique	BFB	et Lutte contre les changements
Natural Disaster Assistance Fund	SF	climatiques
Centre de services partagés du Québec	NBFB	Ministère du Développement durable, de
Société québécoise des infrastructures	NBFB	l’Environnement et de la Lutte contre les
		changements climatiques	Dept
Bureau d’audiences publiques sur
Conseil exécutif		l’environnement	BFB
Ministère du Conseil exécutif	Dept	Green Fund	SF
Commission d’accès à l’information	BFB	Société québécoise de récupération et de
Centre de la francophonie des Amériques	NBFB	recyclage	NBFB

Legend: Dept: department; BFB: budget-funded body; SF: special fund; NBFB: non-budget-funded body; HSSE:
health and social services and education networks.

Budget 2017-2018
D.70	Economic Plan

TABLE D.39 (cont.)

List of entities by portfolio (cont.)

Économie, Science et Innovation		Énergie et Ressources naturelles
Ministère de l’Économie, de la Science et		Ministère de l’Énergie et des Ressources
de l’Innovation	Dept	naturelles	Dept
Conseil du statut de la femme	BFB	Territorial Information Fund	SF
Commission de l’éthique en science et en		Energy Transition Fund	SF
technologie	BFB	Natural Resources Fund	SF
Capital Mines Hydrocarbures	SF	Régie de l’énergie	NBFB
Economic Development Fund	SF	Société de développement de la
Fonds de recherche du Québec – Nature et		Baie-James	NBFB
technologies	NBFB	Société du Plan Nord	NBFB
Fonds de recherche du Québec – Santé	NBFB	Transition énergétique Québec	NBFB
Fonds de recherche du Québec – Société
et culture	NBFB
Centre de recherche industrielle du Québec	NBFB	Famille
Société du parc industriel et portuaire de		Ministère de la Famille	Dept
Bécancour	NBFB	Curateur public	BFB
		Caregiver Support Fund	SF
Éducation et Enseignement supérieur		Educational Childcare Services Fund	SF
Ministère de l’Éducation et de		Early Childhood Development Fund	SF
l’Enseignement supérieur	Dept
Advisory Committee on the Financial		Finances
Accessibility of Education	BFB
		Ministère des Finances	Dept
Commission consultative de l’enseignement
privé	BFB	Financing Fund	SF
Commission d’évaluation de		Generations Fund	SF
l’enseignement collégial	BFB	Fonds du centre financier de Montréal	SF
Conseil supérieur de l’éducation	BFB	Northern Plan Fund	SF
University Excellence and Performance		Fund of the Financial Markets
Fund	SF	Administrative Tribunal	SF
Sports and Physical Activity Development		Tax Administration Fund	SF
Fund	SF	Agence du revenu du Québec	NBFB
Institut de tourisme et d’hôtellerie du
Québec	NBFB	Autorité des marchés financiers	NBFB
Institut national des mines	NBFB	Financement-Québec	NBFB
General and vocational colleges (CEGEPs)	HSSE	Institut de la statistique du Québec	NBFB
School boards	HSSE	Société de financement des infrastructures
		locales du Québec	NBFB
Université du Québec and its constituents		Government enterprises(1)	Other

(1)	At the financial level, the net results of government enterprises are credited to the Finances portfolio. However, the administration of a government enterprise may come under another portfolio.

The Government’s Detailed
Financial Framework	D.71

TABLE D.39 (cont.)

List of entities by portfolio (cont.)

Forêts, Faune et Parcs		Persons Appointed by the National
Ministère des Forêts, de la Faune et des		Assembly
Parcs	Dept	Ethics Commissioner	BFB
Natural Resources Fund – Sustainable		Lobbyists Commissioner	BFB
forest development component	SF	Chief Electoral Officer	BFB
Fondation de la faune du Québec	NBFB	Québec Ombudsman	BFB
Société des établissements de plein air du		Auditor General	BFB
Québec	NBFB

Relations internationales et
Immigration, Diversité et Inclusion		Francophonie
Ministère de l’Immigration, de la Diversité et		Ministère des Relations internationales et
de l’Inclusion	Dept	de la Francophonie	Dept
		Office Québec-Amériques pour la jeunesse	NBFB
Justice		Office Québec-Monde pour la jeunesse	NBFB
Ministère de la Justice	Dept
Committee on the Remuneration of Judges	BFB	Santé et Services sociaux
Committee on the Remuneration of		Ministère de la Santé et des Services
Criminal and Penal Prosecuting Attorneys	BFB	sociaux	Dept
Commission des droits de la personne et		Commissaire à la santé et au bien-être	BFB
des droits de la jeunesse	BFB
Office des personnes handicapées du
Conseil de la justice administrative	BFB	Québec	BFB
Conseil de la magistrature	BFB	Health and Social Services Information
Directeur des poursuites criminelles et		Resources Fund	SF
pénales	BFB	Corporation d’urgences-santé	NBFB
Office de la protection du consommateur	BFB	Prescription Drug Insurance Fund	NBFB
Human Rights Tribunal	BFB	Héma-Québec	NBFB
Access to Justice Fund	SF	Institut national d’excellence en santé et en
Fonds d’aide aux victimes d’actes criminels	SF	services sociaux	NBFB
Register Fund of the Ministère de la Justice	SF	Institut national de santé publique du
Fund of the Administrative Tribunal of		Québec	NBFB
Québec	SF	Régie de l’assurance maladie du Québec	NBFB
Public Contracts Fund	SF	Integrated health and social services
Commission des services juridiques	NBFB	centres, other public establishments and
		regional authorities	HSSE
Fonds d’aide aux actions collectives	NBFB
Office des professions du Québec	NBFB
Société québécoise d’information juridique	NBFB

Budget 2017-2018
D.72	Economic Plan

TABLE D.39 (cont.)

List of entities by portfolio (cont.)

Sécurité publique		Travail, Emploi et Solidarité sociale
Ministère de la Sécurité publique	Dept	Ministère du Travail, de l’Emploi et de la
Bureau des enquêtes indépendantes	BFB	Solidarité sociale	Dept
Bureau du coroner	BFB	Commission des partenaires du marché du
		travail	BFB
Comité de déontologie policière	BFB	Assistance Fund for Independent
Commissaire à la déontologie policière	BFB	Community Action	SF
Commissaire à la lutte contre la corruption	BFB	Labour Market Development Fund	SF
Commission québécoise des libérations		National Capital and National Capital
conditionnelles	BFB	Region Fund	SF
Régie des alcools, des courses et des jeux	BFB	Goods and Services Fund	SF
Police Services Fund	SF	Information Technology Fund of the
École nationale de police du Québec	NBFB	Ministère de l’Emploi et de la Solidarité
		sociale	SF
École nationale des pompiers du Québec	NBFB
		Administrative Labour Tribunal Fund	SF
		Fonds québécois d’initiatives sociales	SF
Tourisme
Commission de la capitale nationale du
Ministère du Tourisme	Dept	Québec	NBFB
Tourism Partnership Fund	SF	Office de la sécurité du revenu des
Régie des installations olympiques	NBFB	chasseurs et piégeurs cris	NBFB
Société du Centre des congrès de Québec	NBFB	Régie du bâtiment du Québec	NBFB
Société du Palais des congrès de Montréal	NBFB

Transports, Mobilité durable et
Électrification des transports
Ministère des Transports, de la Mobilité
durable et de l’Électrification des transports	Dept
Commission des transports du Québec	BFB
Government Air Service Fund	SF
Rolling Stock Management Fund	SF
Highway Safety Fund	SF
Land Transportation Network Fund	SF
Agence métropolitaine de transport	NBFB
Société de l’assurance automobile du
Québec	NBFB
Société des Traversiers du Québec	NBFB

The Government’s Detailed
Financial Framework	D.73